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                                                                     Exhibit 2.5


                      AMENDMENT NO. 2 TO PURCHASE AGREEMENT


         This AMENDMENT NO. 2 to Purchase Agreement (the "Amendment") is dated as of February 11, 1999, and it serves as an amendment to the Purchase Agreement dated December 18, 1998, by and among CNET, Inc., a Delaware Corporation ("Buyer"), Jenesys LLC, a Washington limited liability company ("Seller"), and for the limited purposes specified under the signature page thereto, Steve Jenkins ("Jenkins"), as amended by Amendment No. 1 to Purchase Agreement dated as of January 22, 1999. The Purchase Agreement and Amendment No.1 are hereinafter collectively referred to as the "Purchase Agreement." Capitalized terms not defined herein shall have the meaning give to them in the Purchase Agreement.

         WHEREAS, the parties hereto wish to amend certain provisions of the Purchase Agreement.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements set forth in this Amendment and the Purchase Agreement, the parties hereto agree as follows:

         1. Closing. Section 7.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

         7.1 Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned (a) at any time prior to Closing by mutual written consent of Buyer and Seller; or (b) by either Buyer or Seller if the Closing has not occurred by the close of business on March 12, 1999. Any termination pursuant to clause (b) above will be without prejudice to any right that any party may have hereunder against the other party for any misrepresentation or breach of warranty or covenant under this Agreement.

Section 1.4 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

         1.4 Closing. The closing of the transaction contemplated by this Agreement (the "Closing") will occur on the 10th business day after all the conditions set forth in Article V have been satisfied or waived, or on such earlier date as Buyer and Seller may mutually agree (the "Closing Date"); subject, however, to the right of termination contained in Section 7.1 below.

         2. Summary of Site Traffic. Schedule 2.6(c) of the Agreement is replaced with Schedule 2.6(c) attached hereto.


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         3. Microsoft Representation and Warranty. Since the date of the
Agreement, Seller has had continued discussions with Microsoft regarding use of the Disputed Names. Seller has kept Buyer generally apprised of the contents and progress of those discussions. Provided that Seller has, prior to closing, entered into an agreement with Microsoft on terms satisfactory to Buyer and that is assignable to Buyer, which will permit (a) Microsoft to acquire ownership of the Disputed Names in return for an agreement to promote the Site on certain of Microsoft's Internet sites, and (b) Buyer to use the names "windows95.com" and "windows98.com" in connection with the Business for a specific period of time, Seller shall not be obligated to update in writing Schedule 2.12 attached to the Agreement. An agreement between Seller and/or Jenkins and Microsoft providing for these terms and otherwise acceptable to Seller shall be referred to herein as the "License."

         4. Closing Obligations. Upon Seller receiving the License from Microsoft which Seller is prepared to sign, Seller shall provide a copy of the License to Buyer. Buyer shall have one (1) business day following receipt of the License from Seller in which to approve or disapprove of the License. If Buyer approves of the License, then upon Seller providing Buyer with a fully executed copy of such License, all Buyer's closing conditions under the Purchase Agreement and under this Amendment shall be deemed satisfied, and, provided that Seller makes its required closing deliveries under Section 1.5 of the Agreement, Buyer shall be irrevocably and unconditionally obligated to close its purchase under the Agreement. As used in this paragraph, Seller's closing deliveries shall include the closing certificate described in Section 5.1(d) of the Agreement, and any UCC-3 Termination Statements or other releases required under
Section 5.1(g) of the Agreement, and the legal opinion described under Section 5.1(h) of the Agreement. Buyer's failure to close as required under this paragraph shall constitute a material default to this Amendment and this Agreement, and allow Seller, without further notice or demand, to immediately exercise all rights and remedies available to it at law or in equity.

         5. Authority Relative to the Amendment. The execution, delivery and performance of the Purchase Agreement and this Amendment, and the consummation of the transactions contemplated hereby, have been duly and effectively authorized by all necessary action of the parties, and the Purchase Agreement, as amended by this Amendment, constitutes the valid and binding obligations of the parties, enforceable against each of them in accordance with its terms.

         6. Reference to and Effect on the Purchase Agreement.

                  (a) Upon execution of this Amendment, each reference in the Purchase Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference in any document related thereto, or executed in connection herewith, shall mean and be a reference to the Purchase Agreement as amended hereby, and the Purchase Agreement and this Amendment shall be read together and construed as one single instrument.

                  (b) Except as specifically amended above, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties.


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                  (c) In case of a conflict between the terms of this Amendment and the terms of the Purchase Agreement, the terms of this Amendment shall control.


         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                            CNET, INC.

                                            /s/ DOUGLAS N. WOODRUM
                                            ------------------------------------
                                            Chief Financial Officer
                                            Date: February 12, 1999



                                            JENESYS LLC

                                            /s/ STEVE JENKINS
                                            ------------------------------------
                                            Steve Jenkins, Member
                                            Date: February 12, 1999

                                            /s/ STEVE JENKINS
                                            ------------------------------------
                                            Steve Jenkins, Individually
                                            Date: February 12, 1999